Exhibit 10.24

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

ISLE OF CAPRI CASINOS, INC.

2009 LONG-TERM INCENTIVE PLAN

This Performance-Based Restricted Stock Unit Agreement (this “Agreement”), entered into as of                          (the “Grant Date”), by and between                                (the “Participant”) and Isle of Capri Casinos, Inc. (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company maintains the Isle of Capri Casinos, Inc. 2009 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Full Value Award under the Plan in the form of a Restricted Stock Unit Award (as defined in paragraph 1 below) under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant as follows:

1.                                      Award.  The Company hereby grants to the Participant, and the Participant hereby accepts, an award of restricted stock units (“Restricted Stock Units”) with threshold, target and maximum numbers of             ,           , and           , respectively (the “Restricted Stock Unit Award”).  Each Restricted Stock Unit represents the right to receive one share of Stock (or its cash equivalent as provided in paragraph 3(c)(iv) below), upon the terms and subject to the conditions set forth in the Plan and this Agreement and, except as provided in paragraph 3(c)(iv) below, the Restricted Stock Units which become vested and payable under this Agreement will be paid to the Participant solely in shares of Stock (subject to payment of any fractional share in cash as described herein).

2.                                      Rights as Stockholder.  Except as otherwise provided herein, the Participant shall not have any rights of a stockholder with respect to the Restricted Stock Units until shares of Stock are distributed to him or her in settlement of such Restricted Stock Units.

3.                                      Determination of Number of Restricted Stock Units that may be Earned; Vesting; Payment.

(a)                                 Determination of Number of Restricted Stock Units that may be Earned.

(i)                                     Except as provided in subparagraph (ii) below or otherwise in this subparagraph (i), the number of Restricted Stock Units that may be earned by the Participant (the “Earnable Restricted Stock Units”) shall be determined as of the Measurement Date and shall be equal to the number set forth on the chart included as Exhibit A (the “Stock Price Chart”) based on the Company’s corresponding 90-Day Stock Price, interpolated on a linear basis between the levels of corresponding 90-Day Stock Prices set forth in the Stock Price Chart, reduced by the Committee, if at all and in its sole discretion, only by applying the TSR Factor.

Notwithstanding the foregoing, in the event that the Participant’s Date of Termination occurs prior to the Measurement Date due to (A) termination by the Company without Cause or (B) the Participant’s death, Disability or Retirement, the number of Earnable Restricted Stock Units shall be determined in accordance with the foregoing provisions of this subparagraph (i) (including after application of the TSR Factor) multiplied by a fraction (not exceeding one (1)), the numerator of which shall be the number of calendar days during the Measurement Period prior to and including the Participant’s Date of Termination and the denominator of which shall be the total number of calendar days in the Measurement Period.

(ii)                                  In the event of the occurrence of a Change in Control on or prior to the Measurement Date, the number of Restricted Stock Units that may be earned by the Participant (the “CIC Earnable Restricted Stock Units”) shall be determined as of the date of the Change in Control and shall be equal to the number set forth on the Stock Price Chart based on the corresponding Change in Control Price, interpolated on a linear basis between the levels of corresponding Change in Control Prices set forth in the Stock Price Chart.  The number of CIC Earnable Restricted Stock Units shall not be subject to reduction based on application of the TSR Factor.  Notwithstanding the foregoing, in the event that the Participant’s Date of Termination occurs prior to a Change in Control due to (A) termination by the Company without Cause (other than a termination without Cause that occurs within thirty (30) days prior to such Change in Control), or (B) the Participant’s death, Disability or Retirement, the number of CIC Earnable Restricted Stock Units shall be determined in accordance with the foregoing provisions of this subparagraph (ii) multiplied by a fraction (not exceeding one (1)), the numerator of which shall be the number of calendar days during the Measurement Period prior to and including the Participant’s Date of Termination and the denominator of which shall be the total number of calendar days in the Measurement Period.  In the event the Participant’s Date of Termination occurs as a result of the Participant’s termination of employment without Cause or for Good Reason, in each case which occurs within thirty (30) days prior to a Change in Control, the Participant will be entitled to the CIC Earnable Restricted Stock Units determined in accordance with the first sentence of this subparagraph (ii) without any reduction based on application of the TSR Factor or reduction based on application of the immediately preceding sentence.

(iii)                               In no event shall the number of Earnable Restricted Stock Units or CIC Earnable Restricted Stock Units, as applicable, exceed the maximum number permitted by the Plan.  Any determination by the Committee as to the number of Earnable Restricted Stock Units or CIC Earnable Restricted Stock Units, as applicable, shall be final and binding.

(iv)                              The occurrence of a Change in Control following the Measurement Date shall not have any effect on the determination of the number of Earnable Restricted Stock Units or the vesting or payment schedule thereof.

(b)                                 Vesting of Earnable Restricted Stock Units and Earnable CIC Restricted Stock Units.

(i)                                     (A) Fifty percent (50%) of the Earnable Restricted Stock Units shall become immediately vested as of the Measurement Date and (B) the remaining fifty percent (50%) of the Earnable Restricted Stock Units shall become vested upon the one-year anniversary of the Measurement Date provided that the Participant’s Date of Termination does not occur prior to such one-year anniversary other than due to (I) termination by the Company without Cause or (II) the Participant’s death, Disability or Retirement.

(ii)                                  (A) Fifty percent (50%) of the CIC Earnable Restricted Stock Units shall become immediately vested upon a Change in Control and (B) the remaining fifty percent (50%) of the CIC Earnable Restricted Stock Units shall become vested upon the one-year anniversary of such Change in Control provided that the Participant’s Date of Termination does not occur prior to such one-year anniversary other than due to (I) termination by the Company without Cause, (II) the Participant’s death, Disability or Retirement, or (III) the Participant’s voluntary termination of employment for Good Reason during the time period specified in paragraph 18(i)).

(c)                                  Payment of Restricted Stock Units.

(i)                                     (A) The fifty percent (50%) of the Earnable Restricted Stock Units that have vested on the Measurement Date in accordance with paragraph (b) and that have not been forfeited shall be paid to the Participant within sixty (60) days following the Measurement Date, and (B) the remaining fifty percent (50%) of the Earnable Restricted Stock Units that have vested on the one-year anniversary of the Measurement Date in accordance with paragraph (b) and that have not been forfeited shall be paid to the Participant within sixty (60) days following the one-year anniversary of the Measurement Date.

(ii)                                  If a Change in Control occurs, except as provided in subparagraph (iii) below, (A) the fifty percent (50%) of the CIC Earnable Restricted Stock Units that have vested on the Change in Control in accordance with paragraph (b) and that have not been forfeited shall be paid to the Participant within sixty (60) days following the Measurement Date, and (B) the remaining fifty percent (50%) of the CIC Earnable Restricted Stock Units that have vested on the one year anniversary of the Change in Control in accordance with paragraph (b) and that have not been forfeited shall be paid to the Participant within sixty (60) days following the one-year anniversary of the Measurement Date.

(iii)                               If a Change in Control occurs and provided that the Change in Control also constitutes a change in control event pursuant to Treasury Regulations section 1.409A-3(i)(5)(v) (a “409A CIC”), (A) the fifty percent (50%) of the CIC Earnable Restricted Stock Units that have vested on the Change in Control in accordance with paragraph (b) and that have not been forfeited shall be paid to the Participant within sixty (60) days following the date of the 409A CIC, and (B) the remaining fifty percent (50%) of the CIC Earnable Restricted Stock Units that have vested on the one-year anniversary of the Change in Control in accordance with paragraph (b) and that have not been forfeited shall be paid to the Participant within sixty (60) days following the one-year anniversary of the 409A CIC.

(iv)                              All CIC Earnable Restricted Stock Units that have vested in accordance with paragraph (b) and that have not been forfeited shall be payable solely in cash.  The amount of cash payable in respect of vested CIC Earnable Restricted Stock Units shall be based on the Change in Control Price.  In addition, all Earnable Restricted Stock Units that have vested in accordance with paragraph (b) and that have not been forfeited shall be paid in cash based on the Change in Control Price if a Change in Control occurs before payment is made for such vested Earnable Restricted Stock Units.

4.                                      Termination of Employment.  Upon the Participant’s Date of Termination that results from termination of employment of the Participant for any reason other than (i) the Participant’s termination of employment by the Company without Cause, (ii) the Participant’s death, Disability or Retirement or (iii) the Participant’s termination of employment for Good Reason during the time period specified in paragraph 18(i), the Participant shall forfeit any then unvested Restricted Stock Units and such Restricted Stock Units will terminate for no value.

5.                                      Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the Restricted Stock Unit Award (including any Earnable Restricted Stock Units and CIC Earnable Restricted Stock Units) to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Restricted Stock Unit Award, the price and kind of shares used in determining the 90-Day Stock Price, and the price and kind of shares used in calculating the Company’s TSR.  Nothing herein is intended to limit the Committee’s discretion to make adjustments pursuant to the terms of Section 4.3 of the Plan (or any successor thereto).

6.                                      Section 409A.  It is intended that the provisions of this Agreement comply with section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements of section 409A of the Code.  No changes shall be made to the Restricted Stock Unit Award, including but not limited to the payment dates set forth in paragraph 3(c), unless such changes comply with section 409A of the Code and the regulations thereunder.

7.                                      Compliance with Applicable Laws; Limits on Distribution.

(a)                                 Compliance with Securities Laws.  If the Participant is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any of the Restricted Stock Units (or the shares of Stock upon payment of the Restricted Stock Unit Award) as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) of the Exchange Act and the rules and regulations thereunder or to obtain any exemption therefrom.

(b)                                 Certificates; Cash in Lieu of Fractional Shares.  To the extent that the Plan or this Agreement provides for issuance of certificates to reflect the payment of the Restricted Stock Unit Award, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity.  In lieu of issuing a fraction of a share of Stock pursuant to the Plan or this Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.

(c)                                  Lock-Up Period.  The Participant hereby agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), the Participant shall not sell or otherwise transfer any Stock or other securities of the Company during the 180-day period, or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act.  Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

8.                                      Withholding.  The grant, vesting and payment of the Restricted Stock Unit Award under this Agreement shall be subject to withholding of all applicable taxes.  Such withholding obligations shall be satisfied through the surrender of shares of Stock or the deduction of cash payments to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

9.                                      Nontransferability.  Neither the Restricted Stock Units nor any interest or right therein or part thereof may be sold, assigned, transferred, pledged or otherwise encumbered in any manner otherwise than by will or by the laws of descent or distribution.

10.                               Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.

11.                               Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

12.                               Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13.                               Not An Employment Contract or Contract of Continued Service.  The grant of Restricted Stock Units pursuant to this Agreement will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor will it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

14.                               Amendment.  This Agreement may be amended in accordance with the provisions of the Plan and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

15.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

16.                               Applicable Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

17.                               Entire Agreement.  The Plan and this Agreement constitute all of the terms with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, including but not limited any employment agreement between the Participant and the Company.

18.                               Definitions.  For purposes of this Agreement, words and phrases used in this Agreement shall be defined as follows:

(a)                                 90-Day Stock Price.  The term “90-Day Stock Price” means, the average of the closing market prices of the Stock on the principal exchange on which the stock is traded for the ninety (90) calendar day period ending with the Measurement Date.

(b)                                 Beginning Price.  The term “Beginning Price” means the average of the closing market prices of a company’s common stock on the principal exchange on which such stock is traded for the ninety (90) calendar day period ending with the first day of the Measurement Period.

(c)                                  Cause.  The term “Cause” shall mean any (i) dishonesty, disloyalty or breach of corporate policies, in each case that is material to the ability of the Participant to continue to function as an effective executive given the strict regulatory standards of the industry in which the Company does business; (ii) gross misconduct on the part of the Participant in the performance of the Participant’s duties (as determined by the Board); (iii) the Participant’s termination for cause under pursuant to the terms of his or her employment agreement with the Company, (iv) if applicable, the Participant’s failure to be licensed as a ‘key person’ or similar role under the laws of any jurisdiction where the Company does business, or the loss of any such license for any reason, or (v) the Participant’s repeated poor performance.

In order to terminate for Cause pursuant to subparagraphs (i)-(iv) above with respect to an event or circumstance that may be cured during a ten (10) day period, the Board must give the Participant advance written notice of the event or circumstance giving rise to the Company’s ability to terminate the Participant’s employment for Cause and a ten (10) day period following the date of the written notice to cure such event or circumstance to the Board’s reasonable satisfaction.  In order to terminate for Cause under subparagraph (v) above, (x) the Board must give the Participant advance written notice of the repeated poor performance setting forth the specific details of the poor performance and a ninety (90) day period following the date of the written notice to cure such poor performance to the Board’s reasonable satisfaction and (y) such termination must occur prior to the first to occur of the Measurement Date or a Change in Control.

(d)                                 Change in Control Price.  The term “Change in Control Price” shall mean the highest price per share of Stock paid in a transaction or event that results in a Change in Control.

(e)                                  Date of Termination.  The term “Date of Termination” means, the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Affiliate, regardless of the reason for the termination of employment.  Notwithstanding the foregoing, a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and an Affiliate or between two Affiliates, and the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or an Affiliate approved by the Board.

(f)                                   Designated Beneficiary.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

(g)                                  Disability.  The Participant shall be deemed to have a “Disability” if, by reason of a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least twelve (12) months, (i) the Participant is unable to engage in any substantial gainful employment, or (ii) has been receiving benefits the Company’s separate long-term disability plan for a period of at least three months.  The Board shall certify whether the Participant has a Disability as defined herein.

(h)                                 Ending Price.  The term “Ending Price” means the average of the closing market prices of a company’s common stock on the principal exchange on which such stock is traded for the ninety (90) calendar day period ending with the last day of the Measurement Period, or if applicable, for the ninety (90) calendar day period ending with the Last Trading Day.

(i)                                     Good Reason.  The Participant’s termination shall be considered to be for “Good Reason” if the Participant terminates his or her employment with the Company within thirty (30) days prior the occurrence of a Change in Control or upon or within twelve (12) months after a Change in Control following (i) a significant reduction in the Participant’s authority, responsibilities, position or compensation or (ii) a material relocation of the principal place at which the Participant performs services for the Company, but in no event less than thirty-five (35) miles from the principal place at which the Participant performs such services immediately prior to the Change in Control, in either case which the Company has failed to remedy within thirty (30) days after receipt of the Participant’s written notice thereof.

(j)                                    Last Trading Day.  The term “Last Trading Day” shall mean the last day on which the stock of a Non-Public Peer Group Company (as defined in subparagraph (p)(ii) below) is publicly traded.

(k)                                 Measurement Date.  The term “Measurement Date” shall mean April 26, 2015.

(l)                                     Measurement Period.  The term “Measurement Period” means the period commencing on the Grant Date and ending on the Measurement Date.

(m)                             Peer Group Companies.  The term “Peer Group Companies” means Ameristar Casinos, Inc., Boyd Gaming Corporation, Penn National Gaming, Inc., Pinnacle Entertainment, Inc., and MTR Gaming Group, Inc.

(n)                                 Retirement.  The term “Retirement” shall mean the termination by a Participant of his employment after attaining age sixty-five (65) and completing at least three (3) years of service with the Company or its Affiliates.

(o)                                 TSR.  The term “TSR” means compound annual total stockholder return of a company and shall be determined by dividing: (i) the sum of (x) the Ending Price less the Beginning Price plus (y) all dividends and other distributions paid on such company’s common stock during the Measurement Period (or the period commencing on the Grant Date and ending on the Last Trading Day, if applicable) by (ii) the Beginning Price. Any non-cash distributions paid on such company’s common stock during the Measurement Period shall be ascribed such dollar value as may be determined by or at the discretion of the Committee.

(p)                                 TSR Factor.  “TSR Factor” shall be determined as follows after giving effect to subparagraphs (i)-(iii) below:  If, as of the Measurement Date, the Company’s TSR ranks last among the TSRs of the Company and the Peer Group Companies and (x) the Company’s 90-Day Stock Price is less than $11.00, the Committee may, in its sole discretion, reduce the number of otherwise Earnable Restricted Stock Units to any number but not below zero (0) or (y) the Company’s 90-Day Stock Price is $11.00 or greater, the Committee may, in its sole discretion, reduce the number of Earnable Restricted Stock Units by up to seventy-five percent.

(i)                                     If the common stock of any company included in the Peer Group Companies ceases to be publicly traded during the Measurement Period on or prior to November 1, 2013, such company shall be excluded from the final TSR Factor calculation.

(ii)                                  If the common stock of any company included in the Peer Group Companies ceases to be publicly traded during the Measurement Period after November 1, 2013 (a “Non-Public Peer Group Company”), for purposes of determining the Company’s TSR as compared to such Non-Public Peer Group Company’s TSR, the TSRs of both such companies shall be measured as of the Last Trading Day of the applicable Non-Public Peer Group Company.

(iii)                               If, as of the Measurement Date, the number of companies remaining in the Peer Group Companies is fewer than three due to the application of subparagraph (i) above, in lieu of measuring the Company’s TSR against the TSRs of the Peer Group Companies, the TSR Factor shall be determined based on the Company’s TSR percentile ranking among the TSRs for the companies comprising the Russell 2000 Index as follows:  If, as of the Measurement Date, the Company’s TSR percentile ranking among the TSRs for the companies comprising the Russell 2000 Index as of the Measurement Date is in the bottom quartile of the Russell 2000 Index, and (A) the Company’s 90-Day Stock Price is less than $11.00, the Committee may, in its sole discretion, reduce the number of Earnable Restricted Stock Units to any number but not below zero (0) or (B) the Company’s 90-Day Stock Price is $11.00 or greater, the Committee may, in its sole discretion, reduce the number of Earnable Restricted Stock Units by up to seventy-five percent.

(q)                                 Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Isle of Capri Casinos, Inc.

By:

Its:	Chief Executive Officer

By accepting this Agreement, the Participant acknowledges that he or she has received and read, and agrees that this Restricted Stock Unit Award shall be subject to, the terms of this Agreement and Plan.

Name of Participant